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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

PRESS CONTACTS:       KIM BRADLEY                       GARY LACHOW
                      (908) 423-4374 (WORK)             (908) 423-6022 (WORK)
                      (610) 454-0768 (HOME)             (908) 782-1232 (HOME)

INVESTOR CONTACT:     JIM HINRICHS
                      (908) 423-6883 (WORK)


                        MERCK TO SELL KELCO TO MONSANTO

         Whitehouse Station, NJ, December 20, 1994 -- Merck & Co., Inc., announced today the signing of a definitive agreement for the sale of its Kelco business to Monsanto Company for $1.075 billion. As announced on August 16, Merck's decision to sell this business reflects the Company's intention to focus its resources on its core human and animal health business.

         In its August 16 announcement, Merck said it hoped to choose a buyer whose strategic interest will be to focus on the continuing growth and success of Kelco's business. Monsanto manufactures and markets agricultural, chemical, pharmaceutical and food ingredient products.

         Kelco is a world leader in the development, application and production of alginates and biogums used in applications such as health-care, food processing, oil exploration, paper and textiles and personal care. Kelco, with 1994 sales of approximately $300 million, is headquartered in San Diego, California, and employs approximately 1,300 people.

         Closing of the transaction is expected in the first quarter of 1995.

         Merck & Co., Inc, is a worldwide research-intensive company that discovers, develops, produces and markets human and animal health products and services. Merck, which is headquartered in Whitehouse Station, NJ, has manufacturing facilities in 15 countries and eight research centers around the world. Merck will spend an estimated $1.3 billion on research and development in 1994. Merck's Medco unit is the leading pharmacy benefits management company.
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